Exhibit 5.1

[Printed On Dorsey & Whitney Letterhead]

May 17, 2013

Board of Directors
Emerald Oil, Inc.
1600 Broadway, Suite 1360
Denver, CO 80202

Re:	Emerald Oil, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Emerald Oil, Inc., a Montana corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended, of the offer and sale by the Company of 12,000,000 shares of common stock, par value $0.001 (the “Primary Shares”), pursuant to that certain Underwriting Agreement, dated May 16, 2013, relating to the offering and sale of the Primary Shares by and among the Company and the several underwriters named therein.

For purposes of this opinion we have examined the following:

(a)	the articles of incorporation of the Company (the “Articles of Incorporation”);

(b)	the Bylaws of the Company (the “Bylaws”);

(c)	minutes of a meeting of the Board of Directors held on August 22, 2012, resolutions of the Board of Directors of the Company adopted by written consent dated May 8, 2013, and the resolutions of the Pricing Committee dated May 16, 2013 (the “Resolutions”);

(d)	the registration statement on Form S-3 (File No. 333-184430) (the “Registration Statement”), including the prospectus included therein (the “Prospectus”);

(e)	the Preliminary Prospectus Supplement dated May 13, 2013 and the Issuer Free Writing Prospectus dated May 17, 2013 (collectively, the “Prospectus Supplement”); and

(f)	the Underwriting Agreement.

We have also examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Company will receive the consideration for the Primary Shares called for by the Underwriting Agreement and the Resolutions.

Based on the foregoing, we are of the opinion that, when the Primary Shares have been issued and delivered pursuant to Underwriting Agreement, such Primary Shares have been duly authorized and will be validly issued and are fully paid and nonassessable.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b)

Our opinions stated above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)	In rendering the opinions set forth above, we have assumed that, at the time of the delivery of the Primary Shares, (i) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Primary Shares, the Registration Statement and any required post-effective amendment thereto, (ii) the Registration Statement, the Prospectus and the Prospectus Supplement required by applicable law have all become effective under the Securities Act, and will be effective at such time, (iii) Primary Shares will be sold with such terms and in such manner as is described in the Registration Statement (as amended from time to time), the Prospectus included therein (as amended from time to time) and theProspectus Supplement and in compliance with the Securities Act, and any applicable state securities laws, all as then in effect, (iv) none of the terms of thePrimary Shares will violate any applicable law, and (v) neither the sale of the PrimaryShares nor the compliance by the Company with the terms thereof will result in a violation of the Articles of Incorporation or Bylaws of the Company as then in effect, any agreement or instrument then binding upon the Company or any order then in effect of any court or governmental body having jurisdiction over the Company.

Our opinions expressed above are limited to the laws of the State of Montana.

We hereby consent to your filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated on or about the date hereof and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus and Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ DORSEY & WHITNEY LLP

Dorsey & Whitney LLP